EXHIBIT 99.1

AWBC – Q4 2004 Earnings

February 2, 2005

AMERICANWEST BANCORPORATION

CONTACT:	Robert M. Daugherty	President and CEO
	Tim Cassels	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES 2004 FOURTH QUARTER

AND YEAR END RESULTS

SPOKANE, WA – February 2, 2005 – AmericanWest Bancorporation (Nasdaq:AWBC) today announced that net income for the fourth quarter of 2004 was $0.7 million, or $0.07 per diluted share compared to $3.5 million or $0.33 per diluted share for the fourth quarter of 2003. For the year ended December 31, 2004 net income was $9.5 million or $0.91 per diluted share, compared to $14.0 million, or $1.34 per diluted share for 2003. Per share figures for 2003 have been adjusted for a 10% stock dividend issued on February 14, 2004.

“The results for the fourth quarter and 2004 as a whole were disappointing; however, we needed to address issues head on and aggressively” said Robert M. Daugherty, who was named the Company’s President and CEO on September 20, 2004. “We are looking forward to improved performance in 2005.”

On December 30, 2004, AWBC announced that it would take additional provision for loan losses and write downs on foreclosed assets as a result of a review of its loan portfolio initiated and completed during the fourth quarter. Results for the fourth quarter included $4.5 million in provision for loan losses in comparison to $2.7 million for the fourth quarter of 2003. Additionally, $2.8 million in write downs to other real estate owned occurred during the fourth quarter. The difference between the estimated $7.0 million provision for loan losses for the fourth quarter announced on December 30, 2004 and actual fourth quarter provision of $4.5 million reflects positive developments on two large loans and additional information provided on several other loans.

LOAN GROWTH AND CREDIT QUALITY:

At December 31, 2004, gross loans were $927.9 million, an increase of 5.9% compared to $876.4 million at December 31, 2003. The increases were mainly due to increases in commercial real estate loans, commercial and industrial loans, and real estate construction. Commercial real estate loans, commercial and industrial loans, and agricultural loans comprised 88.1% of the gross loan portfolio at December 31, 2004, and 87.8% of the gross loan portfolio at December 31, 2003.

Total nonperforming loans were $23.5 million or 2.5% of total gross loans at December 31, 2004, compared to $12.5 million or 1.4% of total gross loans at December 31, 2003. The Company’s total nonperforming assets, including its foreclosed real estate and other foreclosed assets were $27.7 million or 2.64% of total assets at December 31, 2004 compared to $19.9 million or 1.95% of total assets at December 31, 2003. Allowance for

AWBC – Q4 2004 Earnings

February 2, 2005

loan losses was $18.5 million for December 31, 2004, compared to $12.5 million at December 31, 2003. The allowance constituted 1.99% and 1.42% of total gross loans at December 31, 2004 and December 31, 2003, respectively. Provision for loan losses for the three months ended December 31, 2004 was $4.5 million compared to $2.7 million for the three months ended December 31, 2003. The provision for loan losses for 2004 was $13.0 million compared to $6.3 million in 2003. The amount for 2004 included $4.0 million related to a single borrower that was originally announced on May 20, 2004.

“Improvement in our credit performance and reducing our nonperforming assets is our top priority in 2005,” said Daugherty. “We are changing our credit culture across the board to place emphasis on a more conventional approach to credit underwriting and administration.”

DEPOSIT GROWTH:

At December 31, 2004, deposits were $894.8 million, up 2.7% from $871.1 million at December 31, 2003. The increase from December 31, 2003 is due mainly to an increase in noninterest bearing demand deposits and NOW and savings accounts, including money market accounts. The increase in these types of deposits was offset by a decrease in time deposits. The cost of deposits decreased to 1.62% for the year ended December 31, 2004, as compared to 1.94% for the year ended December 31, 2003, due to lower interest rates and the change in deposit mix.

NET INTEREST MARGIN:

Net interest margin decreased to 6.16% for 2004, compared to 6.49% for 2003. This decrease was due to a decrease on loan and investment yields which were partially offset by decreases in deposit and borrowing costs. An increase in the average balances of the investment portfolio and borrowings portfolio also contributed to the decrease in the net interest margin. Higher yielding certificates of deposits constituted 30% of the deposit mix at December 31, 2004 and 36% of the mix at December 31, 2003, while the lower yielding NOW and savings account balances increased to 51% of the mix as compared to 46% in the prior year.

Net interest income increased 2.4% to $15.6 million for the three months ended December 31, 2004, as compared to $15.2 million for the three months ended December 31, 2003. Net interest income for the years ended December 31, 2004 and 2003 was $61.0 million and $56.8 million, respectively. These increases were due mainly to an increase in average earning assets at December 31, 2004 in comparison to December 31, 2003.

NONINTEREST INCOME AND EXPENSE:

Noninterest income was $1.9 million for the three months ended December 31, 2004, an increase from $1.5 million for the three months ended December 31, 2003. The year ended December 31, 2004 resulted in $8.0 million in noninterest income in comparison to $6.2 million for the year ended December 31, 2003. The results for 2004 include a $618 thousand gain related to the divestiture of a branch and related deposits in Ione, Washington that contained approximately $15.1 million in deposits. The remainder of the increase for the three months and year ended December 31, 2004 in comparison to 2003 relate to gains on sales of real estate owned, increases in the cash surrender value of bank owned life insurance, and increases in fees and service charges.

AWBC – Q4 2004 Earnings

February 2, 2005

Noninterest expense increased to $12.6 million for the three months ended December 31, 2004 from $8.7 million for the three months ended December 31, 2003. For 2004, noninterest expense was $42.7 million compared to $35.1 million during the same period a year ago. The increase in noninterest expense was primarily due to increases in compensation expense, facilities related expense and expense related to foreclosed real estate and other foreclosed assets. Expense related to foreclosed real estate and other foreclosed assets, including write downs, was $5.3 million in 2004 compared to $1.7 million in 2003.

INCOME TAXES:

Income tax expense for the year ended December 31, 2004 decreased as a percentage of income before income taxes to 27.9% compared to 34.9% for the year ended December 31, 2003. The reduction in the effective tax rate is due to the effect of rehabilitation tax credits recognized during 2004, the effect of the level of permanent tax differences in relation to total taxable income, and the effect of the expected surrender of bank owned life insurance policies due to the policies’ deteriorating performance and unacceptable carrier risks.

OTHER MATTERS:

Historically, AWBC has issued a stock dividend on a regular basis. However, as a result of a comprehensive review of its capital structure, AWBC has decided that it will not issue a stock dividend in 2005. AWBC will continue to monitor its capital structure including the possibility of cash dividends and stock repurchases, but currently has no plans to issue stock dividends in the future.

MISSION STATEMENT:

The mission of AmericanWest Bancorporation is to provide all employees with a positive environment in which to maximize their contributions to our success and attain their career goals; in order to be responsive to customer needs, and partner in helping individuals and businesses in our markets achieve their financial goals, in order to optimize long-term shareholder value and to provide a superior rate of return on shareholder investment.

AmericanWest Bancorporation is a community bank holding company with 42 locations in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This press release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about the financial condition, results of operations, credit performance, and reduction of nonperforming loans of the Company. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify

AWBC – Q4 2004 Earnings

February 2, 2005

such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

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AWBC – Q4 2004 Earnings

February 2, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3 months ended		Years Ended
Statement of Income Data	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Interest Income	$19,398	$18,714	$74,936	$71,248
Interest Expense	3,794	3,469	13,959	14,486
Net Interest Income	$15,604	$15,245	$60,977	$56,762
Provision for Loan Losses	4,548	2,741	13,046	6,324
Noninterest Income	1,921	1,486	7,990	6,176
Noninterest Expense	12,622	8,654	42,746	35,120
Income Before Income Tax	$355	$5,336	$13,175	$21,494
Income Tax	(367)	1,875	3,670	7,508
Net Income	$722	$3,461	$9,505	$13,986

	3 months ended		Years Ended
Share Data (1)	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Basic earnings per share	$0.07	$0.34	$0.93	$1.39
Diluted earnings per share	$0.07	$0.33	$0.91	$1.34
Basic weighted average shares outstanding	10,241,667	10,086,066	10,185,246	10,045,836
Diluted weighted average shares outstanding	10,475,127	10,473,852	10,478,969	10,473,852

	Years Ended
Financial Ratios	12/31/2004	12/31/2003
Return on average assets	0.88%	1.47%
Return on average equity	9.37%	15.87%
Efficiency ratio	61.98%	55.80%
Noninterest expenses to average assets	3.94%	3.70%
Net interest margin to average earning assets	6.16%	6.49%

(1)	All per share figures have been adjusted for a 10% stock dividend paid February 20, 2004.

AWBC – Q4 2004 Earnings

February 2, 2005

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Statement of Condition Data	12/31/2004	12/31/2003
Securities	$33,886	$40,726
Loans, gross	$927,874	$876,390
Total assets	$1,048,883	$1,023,907
Deposits	$894,798	$871,125
Shareholders’ equity	$104,964	$96,198

Loan Portfolio	12/31/2004	12/31/2003
Commercial real estate	$497,253	$461,538
Commercial and industrial	197,912	183,618
Agricultural	122,735	124,395
Real estate mortgage	32,703	38,075
Real estate construction	45,908	32,236
Installment	22,454	26,850
Bank cards and other	8,909	9,678

Total loans, gross	$927,874	$876,390

Allowance for loan losses	(18,475)	(12,453)
Deferred loan fees, net of deferred costs	(144)	(219)

Total loans, net	$909,255	$863,718

Deposit Portfolio	12/31/2004	12/31/2003
Noninterest bearing demand deposits	$169,579	$159,425
Interest bearing deposits:
NOW and savings accounts	452,357	399,726
Time, $100,000 or more	123,006	127,117
Other time	149,856	184,857

Total deposits	$894,798	$871,125

	Years Ended
Allowance for loan losses:	12/31/2004	12/31/2003
Balance, beginning of period	$12,453	$10,272
Provision for loan losses	13,046	6,324
Net charge-offs	(7,024)	(4,143)

Balance, end of period	$18,475	$12,453

Allowance for loan loss to total loans	1.99%	1.42%

Nonperforming assets:	12/31/2004	12/31/2003
Accruing loans over 90 days past due	$53	$43
Nonaccrual loans	$23,435	$12,485
Total nonperforming loans	$23,488	$12,528
Foreclosed real estate and other foreclosed assets	$4,201	$7,408
Total nonperforming assets	$27,689	$19,936
Ratio of total nonperforming assets to total assets	2.64%	1.95%
Ratio of total nonperforming loans to total gross loans	2.53%	1.43%
Ratio of allowance for loan loss to nonperforming loans	78.66%	99.40%